                                                                    EXHIBIT 3.14

                                STATE OF DELAWARE

                 Certificate for Renewal and Revival of Charter


         CT Holdings, Inc. (previously known as) Citadel Technology, Inc. a corporation organized under the laws of Delaware, the charter of which was voided for nonpayment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

         1.   The name of the corporation is:

              CT Holdings, Inc. (previously known as) Citadel Technology, Inc.

         2. Its registered office in the State of Delaware is located at 1013 Centre Road, City of Wilmington, Zip Code 19805, County of New Castle the name and address of its registered agent is Corporate Agents, Inc.

         3. The date of filing of the original Certificate of Incorporation in Delaware was August 29, 1988.

         4. The date when the restoration, renewal, and revival of the charter of this company is to commence is the twenty-eighth day of February, 1999 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         5. This corporation was duly organized and carried on the business authorized by its charter until the first day of March, 1999 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

         IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Mr. Steve Solomon the last and acting authorized officer hereunto set his/her hand to this certificate this 27th day of October 1999.

                                         By: /s/ STEVE SOLOMON
                                            ------------------------------------
                                                    Authorized Officer

                                         Name:    Mr. Steve Solomon

                                         Title:   President